Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT announces successful completion
of $300 MILLION Debt Offering

DAVIDSON, N.C. – August 18, 2020 – Curtiss-Wright Corporation (NYSE: CW) today announced the successful completion of a private placement debt offering of $300 million for senior notes (the "Notes"), consisting of $150 million 3.10% notes due 2030 and $150 million 3.20% notes due 2032.

"We are pleased with the significant response we received for this debt offering to bolster our strong and healthy balance sheet and also take advantage of historically low interest rates,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “The completion of this financing provides Curtiss-Wright with greater flexibility to execute on our balanced capital allocation strategy that consists of reinvesting in our business, supplementing our organic growth with strategic acquisitions, and returning capital to shareholders. Further, it supports our goal of delivering long-term profitable growth to drive shareholder value.”

Curtiss-Wright expects to use the net proceeds from the offering for general corporate purposes, which may include reducing outstanding indebtedness under the Company's revolving credit facilities, funding of possible future acquisitions or supporting internal growth initiatives.

The Notes were offered and sold to institutional accredited investors in a private placement that qualifies for exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Notes will not be registered for resale under the Securities Act and may not be offered or sold absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135c under the Securities Act.

Curtiss-Wright Corporation • Page 2

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,900 people worldwide. For more information, visit www.curtisswright.com.

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